Exhibit 99.2

Peter Maag Appointed Executive Chairman of the Board of Directors

of CareDx; Reginald Seeto Appointed President and CEO

SOUTH SAN FRANCISCO, CA, October 29, 2020 — CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced that effective November 1, 2020, Peter Maag, current Chairman and Chief Executive Officer, will assume the role of Executive Chairman of the Board of Directors, and Reginald Seeto, currently President and Chief Business Officer, will assume the role of President and Chief Executive Officer and will join the CareDx Board of Directors.

Peter Maag joined CareDx in 2012 as Chief Executive Officer and has led the company through its IPO and a period of significant growth, both organically and through pivotal acquisitions, which has transformed CareDx into a leading precision medicine company in transplantation. Michael Goldberg, CareDx Lead Independent Director, stated, “On behalf of our shareholders, the Board would like to thank Peter for his extraordinary dedication and enormous contribution to the company as CEO for the last eight years. He has performed admirably, and we could not be more pleased that he will continue to actively serve the company as Executive Chairman.”

“The time is right for Reg to become CareDx’s next CEO,” stated Peter Maag. “Reg is an exceptional leader with a demonstrated track record of leading organizations and implementing growth strategies. I look forward to partnering with him in his new role to continue the company’s strong legacy of innovation and execution.”

Reg joined CareDx in 2018 as President and CBO, working closely with Peter, the Board of Directors, and the management team to set the company’s strategic direction and lead the commercial, clinical, manufacturing, and research and development organizations. He has significantly and positively impacted the performance of the company, been instrumental in CareDx’s evolution, and successfully executed on multiple major initiatives, most notably the acceleration of the penetration of AlloSure.”

“I joined CareDx because I believe we can make a real difference for transplant patients. There is no clearer mission than improving long term outcomes by partnering together with the transplant ecosystem,” commented Reg Seeto. “During the last two years, I have witnessed first-hand the impact our approach has on transplant patients’ lives. Together with the tireless dedication and passion of the CareDx village, I could not be more honored or more confident in our future.”

Michael Goldberg further added, “Our Board believes that in their new roles the combination of Peter and Reg will provide the optimum management structure needed to further scale CareDx to address the large opportunities ahead of us and continue to deliver shareholder value.”

About CareDx

CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

Investor Relations Contact

Greg Chodaczek

347-620-7010

investor@caredx.com